Exhibit 10.5
Administrative Rules
of the
Compensation Committee
of the
Board of Directors
of
National Fuel Gas Company
As amended and restated
effective December 8, 2010

TABLE OF CONTENTS

I. Meetings	1
II. Quorum and Voting; Delegation	2
III. Grants and Awards Under the Plans	2
A. General Rules Regarding Awards Under the 1997 and 2010 Plans	3
1. Making of An Award	3
2. Contemporaneous Awards	3
3. Stock-Based Awards	3
a. Source	3
b. Cash Dividends and Cash Dividend Equivalents	3
i. Stock Based Awards Other Than Restricted Stock	3
ii. Restricted Stock Awards	4
c. Payment	4
4. Withholding Taxes	4
5. Deferral of Payment	5
B. Stock Options Under the 1997 and 2010 Plans	5
1. Designation	5
2. Price	6
3. Exercise Period/Duration	6
a. Non-Qualified Stock Options Under the 1997 and 2010 Plans	6
b. Incentive Stock Options Under the 1997 and 2010 Plans	6
c. Suspension of Rights to Exercise	6
d. Delegation of Authority	7
4. Death or Other Termination of Employment	7
a. Definitions	7
b. Non-Qualified Stock Options Under the 1997 and 2010 Plans	8
c. Extension of Incentive Stock Options Under the 1997 and 2010 Plans	8
5. Mechanics of Exercise	9
6. Reload Options	10
C. SARs Under the 1997 and 2010 Plans	10
D. Restricted Stock and Restricted Stock Units Under the 1997 and 2010 Plans	10

ii

1. Restrictions on Transferability; Vesting	10
2. Mechanics of Grant	11
IV. Procedures For Exercising Stock Options and SARs	11
A. Authority and Scope	11
B. Notice of Exercise	11
1. Form and Delivery	11
2. Exercise Date	12
C. Payment of Exercise Price	12
1. Cash Payment	12
2. Payment with Existing Company Stock	13
3. Additional Time to Pay Exercise Price	13
4. Cashless Exercise	14
D. Restrictions Relating to Possession of Material Nonpublic Information	15

iii

ADMINISTRATIVE
RULES OF THE
COMPENSATION COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
NATIONAL FUEL GAS COMPANY
As amended and restated
effective December 8, 2010
I. MEETINGS
     Each meeting (“Meeting”) of the Compensation Committee (“Committee”) of the Board of Directors of National Fuel Gas Company (“Company”) shall be held as indicated in a notice made in accordance with these rules. Notice of each Meeting, stating the place, date and hour thereof, shall be given to each member of the Committee (“Member”) by mailing written notice (including by e-mail to the address provided by such Member) not less than five days before the Meeting to each Member, or by telegraphing, telephoning or delivering oral or written notice to each Member personally not less than one day before the Meeting. The attendance of any Member at a Meeting without protesting prior to the end of the Meeting the lack of notice of such meeting shall constitute a waiver of notice by that Member.
     Any one or more Members of the Committee may participate in a Meeting by means of a conference telephone or similar equipment. Participation by such means shall constitute presence in person at a Meeting.
     The Committee may also take action by unanimous written consent.

II. QUORUM AND VOTING; DELEGATION
     At all Meetings, a quorum shall be required for the transaction of business and shall consist of a majority of the entire Committee. The majority vote of the Members at a Meeting at which a quorum is present shall decide any question that may come before the meeting.
     Consistently with limitations imposed by the Plans (as defined below), the Committee may delegate in these rules or by resolution any or all of its authority to the Chief Executive Officer, to the Secretary and to any other officer of the Company (individually, “Delegate”), so long as the Delegate has no potential conflict of interest which would cause him or her not to exercise his or her good faith independent business judgment in respect of a delegated matter. Subject to such limitations, the Committee hereby delegates the power to implement its decisions to appropriate officers of the Company.
III. GRANTS AND AWARDS UNDER THE PLANS
     The following rules and regulations shall apply with respect to grants and awards of stock options, stock appreciation rights (“SARs”), shares of restricted stock (“Restricted Stock”) and restricted stock units (“Restricted Stock Units”) under the Company’s 1997 Award and Option Plan (“1997 Plan”) or the Company’s 2010 Equity Compensation Plan (“2010 Plan”) (as amended, each individually a “Plan;” together the “Plans”).
     Any capitalized term not defined in these rules shall have the same meaning as in the applicable Plan. The following rules are intended to supplement the Plans and, to the extent that any rule is determined to be inconsistent with any Plan, the Plan shall control.
     These rules may be amended by the Committee at any time and from time to time. Except to the extent otherwise specified in the particular Award Notice or at the time these rules are amended, any grant or award under the Plans shall be subject to these rules as in effect on the date of the grant or award.

     A. GENERAL RULES REGARDING AWARDS UNDER THE 1997 AND 2010 PLANS
          1. Making of An Award
               An Award within the meaning of these rules occurs upon the grant by the Committee of any stock option, SAR, Restricted Stock or Restricted Stock Unit. An Award Notice within the meaning of these rules means a written notice from the Company to a Participant (including a notice provided to the recipient in an electronic form or by a link to cite of the notice) that sets forth the terms and conditions of an Award in addition to those conditions established in the applicable Plan and by the Committee’s exercise of its administrative powers.
          2. Contemporaneous Awards
               Unless the Committee shall otherwise expressly provide at the time of grant, an Award of one type granted contemporaneously with an Award of any other type shall be treated as having been granted in combination, and not in the alternative, with the Award of the other type.
          3. Stock-based Awards
               a. Source. Stock-based Awards, to the extent actually paid in Common Stock, shall reduce treasury shares first and thereafter authorized but unissued shares.
               b. Cash Dividends and Cash Dividend Equivalents.
                    (i) Stock-Based Awards Other Than Restricted Stock. No stock-based Award other than Restricted Stock carries with it the entitlement to receive cash dividends or cash dividend equivalents until such stock-based Award is exercised (in the case of a stock option or stock-settled SAR) or earned. If a stock-based Award is exercised or earned prior to or on the record date for determination of stockholders entitled to receive a cash dividend, then such stock-based Award or the securities resulting from the exercise thereof, as the case may be, shall be entitled to receive such cash dividend (or, if the shares related thereto have not been issued as of the record date, to receive a dividend equivalent in respect thereof).
                    (ii) Restricted Stock Awards. Notwithstanding clause (i) of this paragraph (b) or Section 24 of the 1997 Plan or Section 14(e) of the 2010 Plan, dividends shall be payable with respect to each outstanding Award of Restricted Stock whether or not the restrictions in such Award have been satisfied or have lapsed.
               c. Payment. Payment of stock-based Awards shall be made with Common Stock.
          4. Withholding Taxes
               At the time a Participant is taxable with respect to stock options, SARs, Restricted Stock or Restricted Stock Units granted under the Plans, or the exercise or surrender of the same, the Company (or, if applicable, an employer other than the Company) shall have the right to withhold from amounts payable to the Participant under the Plan or from other compensation payable to the Participant in its sole discretion, or require the Participant to pay to it, an amount sufficient to satisfy all federal, state and/or local (including foreign) withholding tax requirements. A Participant may, subject to Section IV(D) below, pay such tax withholding amounts in whole or in part by requesting that the Company withhold such amounts of taxes from the amounts owed to the Participant, or by delivering as payment to the Company shares of Common Stock to be canceled having a Fair Market Value less than or equal to the amount of such required withholding taxes (with the remainder payable in cash); provided, however, that to the extent that such withholding is satisfied by the Company’s withholding and/or canceling any shares of Common Stock, in no event may the Fair Market Value of the Common Stock withheld and/or canceled exceed the maximum amount required to be withheld at law.

          5. Deferral of Payment
               The Committee intends to permit Participants to elect, at such time or times as the Committee shall permit, to defer the receipt of payment of Awards that are payable in cash; provided, however, that (1) under the then applicable income tax rules the Participant is not in constructive receipt of, and subject to income tax on, the payment prior to its actual receipt, (2) such deferral does not result in any of the Plans being subject to the Employee Retirement Income Security Act of 1974, as amended, (3) if the Participant is an Executive Officer (i.e., is subject to Section 16 of the Securities Exchange Act of 1934, including a retired officer who is, at the relevant time, a director), such election shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as then in effect, and (4) such election would not result in the imposition of an additional tax under Section 409A of the Code on the Participant. The Committee hereby delegates to the Chief Executive Officer, President, Treasurer, Secretary and General Counsel of the Company, and each of them, the Committee’s authority to establish the time or times at which deferral elections may be permitted in respect of any Award.
     B. STOCK OPTIONS UNDER THE 1997 AND 2010 PLANS
          1. Designation
               The Award Notice setting forth the terms and conditions of a grant of a stock option shall indicate the applicable Plan under which the stock option is granted and whether the stock option is an incentive stock option (within the meaning of Section 422 of the Code, an “ISO”) or a non-qualified stock option (“NSO”). The Committee hereby delegates to the Chief Executive Officer, President, Treasurer, Secretary and General Counsel of the Company, and each of them, the authority to prepare, execute and deliver Award Notices consistent with actions taken by the Committee. The Committee hereby directs that any action taken by the Committee granting stock options without specifying whether the stock options are ISOs be interpreted as follows:
               a. an award of stock options under the 1997 Plan or the 2010 Plan shall be deemed to be awards of NSOs only; and
               b. an award of stock options after December 12, 2006 under the 1997 Plan shall be deemed to be NSOs regardless of the language of the award.
          2. Price
               The price at which Common Stock may be purchased upon exercise of a stock option (the “exercise price”) shall be the Fair Market Value of the Common Stock on the date of the Award.
          3. Exercise Period/Duration
               a. Non-Qualified Stock Options Under the 1997 and 2010 Plans. Except as may otherwise be expressly provided in the Plan, a non-qualified stock option granted under the 1997 Plan or the 2010 Plan first may be exercised twelve months after the date of grant, or, if earlier, on the date of the optionee’s death.
               b. Incentive Stock Options Under the 1997 and 2010 Plans. Except as may otherwise be expressly provided in the Plan, an ISO granted under the 1997 Plan or the 2010 Plan first may be exercised twelve months after the date of grant, or, if earlier, on the date of the optionee’s death.
               c. Suspension of rights to exercise. The Committee may, among other things, suspend or limit the right of any Participant to exercise stock options during any period:

                    (i) for which counsel for the Company advises in writing that such stock option exercises would violate federal or state securities laws or other applicable laws, rules, regulations, judgments, or orders; or
                    (ii) during which management is investigating an allegation that the Participant has engaged in any act which would permit the Committee to forfeit the Participant’s stock options pursuant to Section 18 of the 1997 Plan or Section 14(c) of the 2010 Plan.
               d. Delegation of Authority. The Committee hereby delegates to the Chief Executive Officer, President, Treasurer, Secretary and General Counsel of the Company, and each of them, the Committee’s authority to suspend Participants’ rights to exercise stock options during the periods described in Section III(B)(3)(c) above. Management shall report to the Committee at each Committee meeting any suspension actions taken or ongoing since the previous meeting, and the Committee shall adopt a resolution ratifying, continuing and/or discontinuing each such suspension.
          4. Death or Other Termination of Employment
               a. Definitions. For purposes of these rules, the following terms shall have the following meanings:
                    (i) For purposes of the 1997 Plan, “Disability” shall mean that the Participant is eligible to receive disability benefits under Article 3 of The National Fuel Gas Company Retirement Plan (“Retirement Plan”), as from time to time amended.
                    (ii) “Principal Subsidiary” shall mean a Subsidiary that has a net income of at least $5,000,000 as of the end of the most recent fiscal year.

                    (iii) “Subsidiary” shall mean a corporation or other business entity in which the Company directly or indirectly has an ownership interest of fifty percent (50%) or more.
               b. Non-Qualified Stock Options Under the 1997 and 2010 Plans. With respect to the President and Chief Executive Officer of the Company and the Presidents of each Principal Subsidiary, if termination of employment occurs by reason of death, Disability or retirement, each NSO awarded under the 1997 Plan or the 2010 Plan shall remain exercisable for five years from such termination or the balance of its unexpired term, whichever is less. If termination occurs by reason of discharge by the Company for cause or voluntary resignation of the Participant prior to age 60, each such NSO shall lapse unless extended by the Committee in its discretion. If termination of any such officer occurs for any other reason, each such NSO shall remain exercisable for five years from such termination (or in the case of NSOs awarded under the 1997 Plan, such greater period as the Committee deems appropriate) or the balance of its unexpired term, whichever is less.
     For all other Participants, if termination of employment occurs by reason of death, Disability or retirement at or after age 60, each NSO awarded under the 1997 Plan or the 2010 Plan shall remain exercisable for five years from such termination or the balance of its unexpired term, whichever is less. If termination occurs for any other reason, each NSO issued under the 1997 Plan shall lapse unless extended by the Committee in its discretion, and each NSO issued under the 2010 Plan shall terminate as described in Section 11 of that Plan.
               c. Extension of Incentive Stock Options Under the 1997 and 2010 Plans. The Committee hereby determines that:
                    (i) With respect to any Participant, if termination of employment occurs by reason of death, Disability or Retirement, an officer of the Company other than such Participant shall, within thirty days of such termination, offer in writing to extend the period during which any ISO granted to such optionee may be exercised, to the date which is the earlier of five years from such termination of employment or the date on which the ISO would have otherwise expired absent such termination of employment.
                    (ii) If termination of such Participant’s employment occurs for any other reason, an officer of the Company other than such Participant, if the Committee so authorizes, shall, within thirty days of such termination, offer to extend the period during which any ISO granted to such optionee may be exercised to the date specified in the offer, which shall not be later than the earlier of five years from such termination of employment or the date on which the ISO would have otherwise expired absent such termination of employment.
                    (iii) The written offer shall notify the optionee, or the optionee’s estate or the person to whom the optionee’s rights under the ISO are transferred by will or the laws of descent and distribution, of the right to accept the offer by consenting to the extension, in writing, within thirty days of the offer. If such consent is timely received the ISO may be exercised during the period specified in the offer, but not later than the expiration of the exercise period specified in the Award Notice.
          5. Mechanics of Exercise
               To exercise a stock option, the Participant shall provide a signed exercise notice to an appropriate officer or other designee of the Company, which notice shall indicate which stock options are being exercised, how the exercise price is to be paid and any other appropriate information. Appropriate delivery of a signed notice of exercise binds the Participant to pay the exercise price. Part IV of these Rules contains procedures for exercising stock options.

          6. Reload Options
               No optionee shall be issued a new stock option automatically upon exercise of a stock option. However, if the Award Notice provides for the issuance of such new stock option, the new stock option shall have an exercise price equal to the Fair Market Value of the Common Stock on the date the new stock option is issued and shall otherwise be subject, as nearly as possible, to the same terms and conditions as the exercised stock option.
     C. SARs UNDER THE 1997 OR 2010 PLAN
          The base price or grant price of a SAR shall be the Fair Market Value of the Common Stock on the date of the grant of the SAR. Each SAR shall otherwise be subject to the terms and conditions imposed (i) by the Award Notice upon the SAR, (ii) by the applicable Plan, and (iii) by these Rules upon either SARs or NSOs (except that no exercise price is due upon exercise of a SAR). A SAR shall be outstanding and exercisable during the entire exercise period otherwise applicable to an NSO if the NSO had been granted on the same day as the SAR (as adjusted in accordance with Section III(B)(4) above in the event of death or other termination of employment).
          To exercise a SAR, the Participant shall deliver a signed exercise notice to an appropriate officer or other designee of the Company, which notice shall indicate which SARs are being exercised, and any other appropriate information. Part IV of these Rules contains procedures for exercising SARs.
     D. RESTRICTED STOCK AND RESTRICTED STOCK UNITS UNDER THE 1997 AND 2010 PLANS
          1. Restrictions on Transferability; Vesting
               The restrictions on transferability and vesting and all other terms and conditions of Restricted Stock and Restricted Stock Units granted under either the 1997 Plan or the 2010 Plan shall be specified in the Award Notice. All shares of Restricted Stock and all

Restricted Stock Units shall be subject to the Participant’s continued employment with the Company or a Subsidiary until vesting. The Committee may accelerate the vesting of Restricted Stock or Restricted Stock Units on its own motion as it deems appropriate and in the best interests of the Company.
          2. Mechanics of Grant
               The Committee hereby delegates to appropriate officers of the Company the authority to establish and revise appropriate procedures with respect to the issuance of certificates representing Restricted Stock and the payment of dividends thereon.
IV.PROCEDURES FOR EXERCISING STOCK OPTIONS AND SARS
     A. AUTHORITY AND SCOPE
          Notwithstanding any provision of any award letter issued before 1998, these are the exercise procedures for ISOs, NSOs and SARs issued under the 1997 Plan, the 2010 Plan, and (unless the Compensation Committee specifically orders otherwise) any other compensation plan which in the future is adopted by the Company.
     B. NOTICE OF EXERCISE
          1. Form and Delivery
               A Participant holding stock options or SARs granted under any of the Plans elects to exercise stock options or SARs by delivering (by personal delivery, fax or e-mail) to the office of the Company’s Secretary or Assistant Secretary a Notice of Exercise. A Notice of Exercise is a writing signed by the Participant indicating that the Participant thereby elects to exercise the stock options or SARs identified in the Notice (including the quantity and either the stock option exercise price or the SAR base price), and describing the method by which the Participant will pay the exercise price of the stock options (since there is no exercise price payment due in connection with the exercise of a SAR). Appropriate delivery of a Notice of

Exercise binds the Participant to pay the exercise price. Optional forms of Notice of Exercise are attached to these Rules (see Exhibit A).
          2. Exercise Date
               The effective date of a Notice of Exercise is the “Exercise Date”. An exercise will be effective as of the date the Notice of Exercise is received by the office of the Secretary or Assistant Secretary; provided, however, that:
                    (i) a Notice of Exercise received on a trading day before trading opens that day on the New York Stock Exchange may validly designate the Exercise Date to be the preceding trading day; and
                    (ii) a Notice of Exercise may validly designate the Exercise Date to be any date later than the date the Notice of Exercise is received.
                    (iii) if the exercise of a stock option is accomplished through a “cashless exercise” as described in Section IV(C)(4) below, the Exercise Date shall be the date the broker sells Company stock into the market regarding that exercise.
     C. PAYMENT OF EXERCISE PRICE
          1. Cash Payment
               To pay the exercise price of a stock option in cash, a Participant must deliver to the Secretary or Assistant Secretary payment in full, in cash or by check payable in immediately available U.S. funds to the Company, within three business days after the Exercise Date (except as additional time may be allowed under Section IV(C)(3) below). For purposes of these rules, the term “business day” shall mean any day other than a Saturday, Sunday, federal holiday or day on which the Company’s principal office is closed for business. Subject to Section IV(D) below, payment of the exercise price may be partly in cash and partly in Company stock as described in Section IV(C)(2) below, or may be accomplished through a “cashless exercise” as described in Section IV(C)(4) below.
          2. Payment with Existing Company Stock
                       To pay the exercise price in shares of Company stock already owned by a Participant, the Participant must surrender to the Company shares having a total Fair Market Value (as of the Exercise Date) of at least the total exercise price, or pay any shortfall in cash. The Participant must, within three business days after the Exercise Date (except as additional time may be allowed under Section IV(C)(3) below) do one or both of the following:
a.	regarding shares in the Company’s Direct Registration System, comply with the Company’s procedures (including signature guarantee requirements) for transferring book-entry shares to the Company; or

b.	regarding shares that are evidenced by a paper stock certificate, deliver the certificate to the Secretary or Assistant Secretary. Each certificate delivered must have a guaranteed signature either on the back or on a stock power to be attached. The recommended procedure for mailing certificates is to mail the certificate and signed stock power separately.
          3. Additional Time to Pay Exercise Price
                       If, at any time the Participant’s payment of the exercise price would otherwise be required pursuant to Section IV(C)(1) or (2) above, a Participant is either
a.	traveling away from his or her usual place of Company employment, or

b.	“disabled”, as defined in the applicable Plan or these Administrative Rules, then, to the extent permitted by applicable law, the Participant may pay the exercise price on or before the first business day after the Participant’s return to his or her usual place of NFG employment, but no later than the tenth business day after the Exercise Date. However, the President, Chief Executive Officer, Treasurer or General Counsel of the Company shall have the authority to grant such additional time to pay the exercise price as is reasonably necessary to accommodate the travel or disability of the Participant.
          4. Cashless Exercise
               The broker-assisted method of exercising stock options described in this Section IV(C)(4) (“cashless exercise”) requires no cash outlay by the Participant. A Participant wishing to do a cashless exercise must first establish a trading account with a registered securities broker-dealer. Establishing that trading account will likely include the Participant’s commitment to pay the broker as described in their agreement. Upon request by a Participant, the Secretary or Assistant Secretary will provide information that may help the Participant find a broker who has previously done cashless exercises with the Company and/or may be willing to do so at a discounted commission rate. The Participant must provide the Secretary or Assistant Secretary with the Participant’s broker’s name, firm, address, telephone and fax numbers.
               To do a cashless exercise, the Participant must deliver a Notice of Exercise as described in Section IV(B)(1), and notify the Participant’s broker to proceed with the exercise and to notify the Company of the date the stock is sold. The Participant’s broker will sell Company stock for the Participant’s account and pay to the Company the exercise price, plus any necessary tax withholding. The Company will have share certificates delivered to the Participant’s broker within three business days after the Exercise Date, unless the Company elects to retain the certificates pending receipt of the exercise price. The Participant will be required to pay the Participant’s broker according to the agreement between them, typically a few days’ interest on the exercise price plus a commission on the shares sold.
     D. RESTRICTIONS RELATING TO POSSESSION OF MATERIAL NON-PUBLIC INFORMATION
          Notwithstanding anything to the contrary provided above in these rules, a Participant may not, while in possession of material nonpublic information relating to the Company, (i) pay the exercise price of a stock option with Company stock, (ii) pay tax withholding in connection with the exercise or vesting of any Award by having Company stock withheld and/or canceled, (iii) exercise SARs, or (iv) effect a cashless exercise of stock options; provided, however, that a Participant may effect such transactions pursuant to a pre-established trading plan pre-approved by the Company’s Legal Department and meeting the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. The restrictions in this Section IV(D) shall also apply, during any quarterly or other “blackout period” imposed under the Company’s Policy on Insider Trading in National Fuel Stock, to any Participant who is then subject to such blackout period.